Exhibit 99.1

Jerash Appoints Dr. Ibrahim Saif to Board of Directors

Rochester, New York – January 10, 2020 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, is pleased to announce that Dr. Ibrahim Saif has been appointed to the Company's Board of Directors, effective January 9, 2020, as an independent director. Dr. Saif has been actively involved in senior government economic and international ministry roles for the country of Jordan, as well as academic roles focused on economics and the Middle East.

Sam Choi, Chairman and CEO of Jerash, said, “We welcome Dr. Saif to the Board at Jerash and look forward to leveraging his expertise as we continue to expand our manufacturing and employment base in Jordan. Dr. Saif’s ongoing work as CEO of the Jordan Strategy Forum has centered on strengthening the role of the private sector in the sustainable development of Jordan and creating prosperity for Jordanians. These goals align perfectly to Jerash’s efforts as a socially responsible employer seeking to expand our business interests in the country and drive profitability for our shareholders. Dr. Saif also brings extensive insights into global economics and business in the Middle East through his experience as a consultant to global thought leaders such as the International Monetary Fund and the World Bank.”

Dr. Saif is currently the CEO of Jordan Strategy Forum, an economic development think tank enabling the Jordanian private sector to engage in constructive dialogue on local economic issues and achieve comprehensive economic development. Previously, he served the country of Jordan as the Minister of Energy and Mineral Resources from March 2015 to June 2017, and the Minister of Planning and International Cooperation from March 2013 until March 2015. Prior to his appointment as a Jordanian Minister, Dr. Saif was a Senior Scholar at the Carnegie Middle East Center, a former Director of the Center for Strategic Studies at the University of Jordan, and served as the Secretary General of the Economic and Social Council in Jordan. He has taught at both the University of London and Yale University, where he led courses on the economies of the Middle East. Dr. Saif holds a Doctorate in Economics, specializing in Trade, Investment and Industrialization, and a Master’s Degree in Economics with emphasis on Development Issues, both from the University of London, as well as a Bachelor’s Degree in Economics from Yarmouk University in Jordan.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, Jansport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and it currently employs approximately 3,900 people. The total annual capacity at its facilities was approximately 8.0 million pieces as of the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com